Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 26, 2006
No. 1058

Coherent, Inc. Third Fiscal Quarter Results Include Growth in Orders, Sales, and Earnings

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its third fiscal quarter ended July 1, 2006, posting sales of $149.5 million and net income of $10.9 million ($0.34 per diluted share). Net income for the third quarter of fiscal 2006 included a $0.6 million ($0.02 per diluted share) tax benefit resulting from increased use of tax credits and a charge of $0.4 million ($0.01 per diluted share) in Excel Technology integration related costs.  Excluding the tax benefit and charge, non-GAAP net income was $10.6 million ($0.34 per diluted share). GAAP net income for the third quarter of fiscal 2006 also included approximately $2.3 million ($0.07 per diluted share) of stock-based compensation expense, net of tax, as required by Statement of Financial Accounting Standards 123(R) (SFAS 123(R)). GAAP net income prior to fiscal 2006 did not include stock-based compensation expense under SFAS 123(R).

Sales and net income for the corresponding prior year period ending July 2, 2005 were $125.3 million and $9.6 million ($0.31 per diluted share), respectively. These prior year results include a charge of $1.6 million ($0.05 per diluted share) for in-process research and development (IPR&D) related to the purchase of TuiLaser AG and a $1.4 million ($0.05 per diluted share) tax benefit resulting from the increased use of tax credits.  Non-GAAP net income for the corresponding prior year, excluding the aforementioned benefit and charge and including approximately $2.1 million ($0.07 per diluted share) of pro forma stock-based compensation expense, net of tax, was $7.7 million ($0.24 per diluted share).

In comparison, sales for the second quarter of fiscal 2006 were $146.0 million and net income was $8.2 million ($0.26 per diluted share).  Net income for the second quarter of fiscal 2006 on a GAAP basis included $0.2 million ($0.01 per diluted share) in Excel Technology integration related costs. Excluding this charge, non-GAAP net income was $8.3 million ($0.27 per diluted share). GAAP net income for the second quarter of fiscal 2006 also included approximately $2.4 million ($0.08 per diluted share) of stock-based compensation expense, net of tax.

As of July 1, 2006, fiscal year-to-date sales of $426.5 million and net income of $28.3 million ($0.90 per diluted share) compared to the corresponding prior year period sales of $382.5 million and  net income of $34.6 million ($1.11 per diluted share). Orders received for the nine month period ended July 1, 2006 were $431.0 million, compared to $381.1 million in orders received during the same period a year ago.

John Ambroseo, Coherent’s President and Chief Executive Officer said, “Our performance during our third fiscal quarter was solid. We continued to drive higher sales while providing greater leverage to earnings through gross margin expansion. In addition, our core markets remained robust as order growth continued to outpace sales growth. Incoming orders included initial bookings for a number of products released earlier in fiscal 2006.”

Orders received during the quarter ended July 1, 2006 were $153.0 million, compared to $123.2 million in the same period last year, and $146.3 million in the immediately preceding quarter. The book-to-bill ratio was 1.02 resulting in a backlog of $199.1 million at July 1, 2006 compared to a backlog of $163.9 million at July 2, 2005 and $191.5 million at April 1, 2006.

“Our healthy backlog combined with further margin improvements position us well for our seasonally strong fourth fiscal quarter,” Ambroseo added. “We also look forward to successfully closing the German Federal Cartel Office’s review of our planned acquisition of Excel Technology, Inc., as this transaction can provide meaningful benefits to customers and shareholders alike. We will provide insight into our integration plans and benefits after the deal closes.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	July 1, 2006	April 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$149,524	$145,988	$125,259	$426,506	$382,466
Cost of sales(A) (B)	82,697	82,124	68,589	239,664	215,763
Gross profit	66,827	63,864	56,680	186,842	166,703
Operating expenses:
Research & development(A) (B)	18,714	19,263	13,882	52,595	42,358
In-process research and development	-	-	1,577	690	1,577
Selling, general & administrative(A) (B) (C) (D)	33,827	32,131	28,855	95,369	85,991
Restructuring and other charges	187	(90)	(360)	97	(100)
Intangibles amortization	2,205	2,335	1,674	6,846	4,695
Total operating expenses	54,933	53,639	45,628	155,597	134,521
Income from operations	11,894	10,225	11,052	31,245	32,182
Other income, net(B)	3,576	2,243	724	7,373	2,421
Income before income taxes and minority interest	15,470	12,468	11,776	38,618	34,603
Provision for income taxes(E)	4,619	4,295	2,131	10,278	173
Income from operations before minority interest	10,851	8,173	9,645	28,340	34,430
Minority interest	-	-	-	-	180
Net income	$10,851	$8,173	$9,645	$28,340	$34,610

Net income per share:
Basic	$0.35	$0.27	$0.31	$0.92	$1.13
Diluted	$0.34	$0.26	$0.31	$0.90	$1.11

Shares used in computation:
Basic	30,868	30,754	30,856	30,915	30,655
Diluted	31,592	31,316	31,454	31,461	31,133

(A)           The quarter ended July 1, 2006 includes $3,425 ($2,303 net of tax ($0.07 per diluted share)) of stock-based compensation expense related to the implementation of SFAS 123(R).  Pretax stock-based compensation under SFAS 123(R) is recorded in the statement lines as follows: $422 to cost of sales; $406 to research and development; and $2,597 to selling, general and administrative. The nine months ended July 1, 2006 includes $9,645 ($6,646 net of tax ($0.21 per diluted share)) of stock-based compensation expense related to the implementation of SFAS 123(R). Pretax stock-based compensation under SFAS 123(R) is recorded in the statement lines as follows: $740 to cost of sales; $1,486 to research and development; and $7,419 to selling, general and administrative. The quarter ended April 1, 2006 includes $3,446 ($2,390 net of tax ($0.08 per diluted share)) of stock-based compensation expense related to the implementation of SFAS 123(R). Pretax stock-based compensation under SFAS 123(R) is recorded in the statement lines as follows: $261 to cost of sales; $632 to research and development; and $2,553 to selling, general and administrative.

(B)           The nine months ended July 1, 2005 includes a charge of $2,738 (net of minority interest of $137 ($0.09 per diluted share)) associated with our decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary. As a result, cost of sales includes $2,257; research and development includes $267; selling, general and administrative includes $137; and other income, net includes $214 of this charge.

(C)          The quarter ended July 1, 2006 includes $381 ($0.01 per diluted share) of Excel Technology integration related costs. The quarter ended April 1, 2006 includes $162 ($0.01 per diluted share) of Excel Technology integration related costs.

(D)           The nine months ended July 1, 2006 includes a previously communicated facility closure charge of $403 ($0.01 per diluted share). The pre-tax charge of $633 is recorded in selling, general and administrative.

(E)             The quarter ended July 1, 2006 includes a tax benefit of $604 ($0.02 per diluted share) from increased use of tax credits. The nine months ended July 1, 2006 includes a tax benefit of $2,355 ($0.07 per diluted share) from increased use of tax credits. The quarter ended July 2, 2005 includes a tax benefit of $1,430 ($0.05 per diluted share) from increased use of tax credits. The nine months ended July 2, 2005 includes a tax benefit for the reversal of a deferred tax valuation allowance of $9,571 ($0.31 per diluted share) related to our Lambda Physik business, a tax benefit of $1,430 ($0.05 per diluted share) from increased use of tax credits and a tax benefit of $479 ($0.02 per diluted share) related to federal tax law changes enacted in the first quarter of fiscal 2005.

Summarized balance sheet information is as follows (unaudited, in thousands):

	July 1, 2006	Oct. 1, 2005
ASSETS
Current assets:
Cash, cash equivalents and short-term investments(A)	$463,432	$230,914
Restricted cash, cash equivalents and short-term investments	-	15,467
Accounts receivable, net	102,657	87,684
Inventories	106,139	102,730
Prepaid expenses and other assets	72,583	54,926
Total current assets	744,811	491,721
Property and equipment, net	150,416	155,316
Restricted cash, cash equivalents and short-term investments	2,742	1,220
Other assets	165,588	150,033
Total assets	$1,063,557	$798,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$-	$12,736
Accounts payable	31,070	18,451
Other current liabilities	81,281	80,400
Total current liabilities	112,351	111,587
Other long-term liabilities	262,870	50,437
Total stockholders’ equity	688,336	636,266
Total liabilities and stockholders’ equity	$1,063,557	$798,290

(A)   Includes $195,000 net proceeds received from the issuance of convertible subordinated notes in March 2006.

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, after-tax and net of minority interest, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	July 1, 2006	April 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
GAAP net income	$10,851	$8,173	$9,645	$28,340	$34,610
Excel Technology integration costs	381	162	-	543	-
In-process research and development	-	-	1,577	429	1,577
Facility closure charge	-	-	-	403	-
Benefit from increased use of tax credits	(604)	-	(1,430)	(2,355)	(1,430)
Tax benefit related to federal tax law changes	-	-	-		(479)
Pro forma stock based compensation	-	-	(2,131)	-	(9,014)
Tax benefit from the reversal of deferred tax valuation allowance	-	-	-	-	(9,571)
Charges associated with discontinuing future product development and investments in the semiconductor lithography market	-	-	-	-	2,738
Non-GAAP net income	$10,628	$8,335	$7,661	$27,360	$18,431

Non-GAAP net income per diluted share	$0.34	$0.27	$0.24	$0.87	$0.59

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as our core markets remained robust as order growth continues to outpace revenue growth, our healthy backlog combined with further margin improvements position us well for our seasonally strong fourth fiscal quarter, our looking forward to successfully closing the German Federal Cartel Office’s review of our planned acquisition of Excel Technology, Inc., our belief that the Excel transaction can provide meaningful benefits to customers and shareholders alike, we are looking forward to the closing of the Excel acquisition and our intent to provide insight into our integration plans after the regulatory process is completed and, statements regarding our backlog, are forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s Registration Statement on Form S-3 (filed with the SEC on July 10, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 • Telephone (408) 764-4000